Exhibit 99.1

Weatherford Reports Second Quarter 2014 Results
EPS of $0.24 (non-GAAP) Improves 85% Sequentially and 60% Year-over-Year
Highest Sequential Increase in Operating Income in Nine Years
280bps Improvement in Operating Income Margins

ZUG, SWITZERLAND, July 23, 2014 - Weatherford International plc (NYSE: WFT) reported net income before charges of $186 million, ($0.24 diluted earnings per share on a non-GAAP basis) on revenues of $3.71 billion for the second quarter of 2014.

Second Quarter 2014 Highlights

•	Revenue increased 8% sequentially excluding the seasonal impact in Canada; the increase was 3% including Canada;

•	Operating income margins improved 280 basis points sequentially to 14% and were led by a 576 basis point improvement in the Eastern Hemisphere;

•	Reduction in net debt of $101 million, driven by positive free cash flow;

•	Execution of an agreement to sell the Company’s land drilling and workover rig operations in Russia and Venezuela for cash consideration of $500 million; and

•	Continued execution of the plan to reduce the cost base of our core businesses. To date, the Company has completed approximately 90% of the reduction in workforce.

Bernard J. Duroc-Danner, Chairman, President and Chief Executive Officer commented, “With well-defined operating and financial objectives grounded on careful analysis of our operations, Weatherford has moved significantly forward. Our results are a reflection of our direction, and our entire organization's commitment to an unwavering focus on three simple actions: Core, Cost and Cash.

Weatherford’s operating income margin for core businesses was 16.5% for the quarter. This compares with 15.1% for the first quarter of 2014. Sequentially, our core business revenue grew 3% (8% excluding the seasonal impact in Canada). Well Construction, Formation Evaluation and Artificial Lift product line margins expanded sequentially. Stimulation revenue and profitability improved measurably as utilization increased and efficiency efforts were realized. Strong growth is expected in core businesses during the second half of the year.

In the second quarter, headcount reduction efforts were essentially completed. The cost savings will continue to support results in the second half of the year. In addition, the process of identifying and exiting underperforming operating locations is well underway with 26 locations actioned. We are confident that we will achieve the $500 million annualized savings goal we have set ourselves early this year. These savings will underpin our operating income margin improvements this year and into 2015.

Net debt decreased by $101 million in the second quarter and the Company generated $59 million in free cash flow from operations. Capital efficiency is now a way of life, and our free cash flow and debt reduction goals for the year remain unchanged.”

Second Quarter 2014 Results

Revenue for the second quarter of 2014 was $3.71 billion compared with $3.60 billion in the first quarter of 2014 and $3.87 billion in the second quarter of 2013. GAAP Net Loss for the second quarter of 2014 was $145 million, or $0.19 loss per diluted share. After-tax charges for the second quarter of $331 million included:

•	$121 million, net of tax, to recognize a non-cash impairment charge on long-lived assets related to the planned sale of land rigs in Russia and Venezuela;

•	$125 million, with no income tax benefit, for a non-cash impairment charge related to goodwill in Russia;

•	$68 million, net of tax, primarily associated with severance and exit costs related to our workforce reduction and the shutdown of loss making businesses in certain markets;

•	$14 million of professional fees and other costs, net of tax, largely associated with our divestiture program activities and our recently completed re-domestication from Switzerland to Ireland; and

•	$3 million, net of tax, associated with our legacy lump sum contracts in Iraq.

Net income on a non-GAAP basis for the second quarter of 2014 was $186 million compared to $99 million in the first quarter of 2014 and $116 million in the second quarter of 2013.

Weatherford's increase in operating income represents the largest sequential improvement since the fourth quarter of 2005. The sequential operating income improvements were driven by:

•
North America, due to higher U.S. activity levels and operating efficiencies, which more than offset the impact of the seasonal spring break-up in Canada, strongly supporting a 271 basis point sequential increase in operating results;

•
Europe/Sub-Sahara Africa/Russia, with a strong recovery from the severe first quarter seasonal decline in Russia and increases in activity in the North Sea and Continental Europe as well as continued growth in Sub-Sahara Africa driving a 873 basis point improvement in operating income margins; and

•
Middle East/North Africa/Asia Pacific, where continued improvements in the Gulf countries and Iraq coupled with the seasonal recovery in China contributed to a 273 basis point rise in operating income margins.

These improvements were partially offset by Latin America margins, which were weighed down by incremental start-up costs in Brazil for new contracts, lower levels of activity in Mexico and increased costs due to labor disruptions in Argentina.

Regional Highlights

•	North America

Second quarter revenues of $1.66 billion were up $49 million or 3% sequentially, and up $130 million, or 9%, over the same quarter in the prior year. Second quarter operating income of $252 million (15.2% margin) increased 25% sequentially and 51% from the same quarter in the prior year. The sequential revenue and operating income growth was led by the U.S. land market where all product and service lines improved and more than offset the impact of the seasonal spring break-up in Canada. Both the revenue and operating margin improvements in North America were led by Well Construction and Stimulation.

•	Europe/Sub-Sahara Africa/Russia

Second quarter revenues of $750 million were up $86 million or 13% sequentially, and up $69 million, or 10%, over the same quarter in the prior year. Second quarter operating income of $126 million (16.8% margin) increased $72 million, or 133%, sequentially and up 52% when compared to the same quarter in the prior year. The increase in sequential revenues and operating income was led by the seasonal recovery in Russia, improvements in activity in the North Sea and Continental Europe and continued growth in Sub-Sahara Africa, led by Formation Evaluation and Completion.

•	Middle East/North Africa/Asia Pacific

Second quarter revenues of $754 million were down $27 million or 3% sequentially, and down $165 million, or 18%, over the same quarter in the prior year. Second quarter operating income of $73 million (9.7% margin) increased 35% sequentially and increased 11% from the same quarter in the prior year. The sequential decline in revenue was primarily driven by activity reductions on our legacy contracts in Iraq partially offset by Kuwait and the continued growth in the Gulf countries as well as the seasonal recovery in China. The operating income improvements had strong contributions from Well Construction and Stimulation.

•	Latin America

Second quarter revenues of $548 million were up $7 million or 1% sequentially, and down $191 million, or 26%, compared to the same quarter in the prior year. Second quarter operating income of $68 million (12.4% margin) was down $25 million, or 27% sequentially, and down $22 million, or 24%, compared to the same quarter in the prior year. Operating income was lower due to start-up costs for new Well Construction contracts in Brazil, lower levels of activity in Mexico and labor disruptions in Argentina, all of which collectively resulted in increased operating costs.

Net Debt

Net debt decreased by $101 million, mainly reflecting improvements in working capital from receivable collections. Capital expenditures of $344 million (net of lost-in-hole equipment) in the second quarter of 2014 were up sequentially by 40% reflecting investments for new contract wins, primarily in Well Construction and Formation Evaluation, and down 16% versus the prior year quarter.

Outlook

The Company expects the second half of 2014 to show higher revenue and operating income in North America compared to the first half of this year, with the U.S. benefiting from higher activity levels driven by increased well counts and service intensity as well as a lower operating cost structure and a strong recovery after the spring break-up in Canada. Latin America is expected to show improvement in both revenue and profitability in the second half of 2014, as increased core business activity in Argentina, Brazil and Mexico rise to propel operating income margins into the high teens. The outlook for the Eastern Hemisphere remains positive with overall increased customer spending and contract wins in the North Sea, Sub-Sahara Africa and the Middle East. Cost reductions will also help margin improvements, benefiting all regions. Overall margins will improve with a higher level of cost savings and growth in our more profitable core businesses, which should approach 20% by year-end.

The tax rate for the second half of the year will range between 25% and 30% with the full year tax rate converging between 25% and 28%, which will be dependent on the geographic mix of earnings. Capital expenditures are estimated higher at $1.35 billion for 2014, principally from mobilization for new core business contracts. Weatherford fully expects to generate higher levels of free cash flow in the second half of the year and continues to target $500 million of free cash flow from operations for 2014. The Company expects to reduce net debt to $7 billion by year-end. The recently announced rig transaction as well as the Pipeline and Specialty Services divestiture, are both expected to close in the third quarter and will generate a total of $750 million in cash proceeds. Other non-core business divestitures remain on schedule.

Weatherford continues to remain focused on achieving a step change in profitability by:

•	Concentrating the organization on growing core businesses;

•	Delivering a more efficient cost base; and

•	Divesting non-core businesses and reducing net debt.

Non-GAAP Performance Measures

Unless explicitly stated to the contrary, all performance measures used throughout this document are non-GAAP. Corresponding reconciliations to GAAP financial measures have been provided in the following pages to offer meaningful comparisons between current results and results in prior periods.

About Weatherford

Weatherford is a one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company’s product and service portfolio spans the lifecycle of the well and includes Well Construction, Formation Evaluation, Completion and Artificial Lift. Weatherford is Irish-based, operates in over 100 countries, and currently employs approximately 64,000 people worldwide. For more information, visit www.weatherford.com

Conference Call

The Company will host a conference call with financial analysts to discuss the quarterly results on July 24, 2014, at 8:30 a.m. eastern daylight time (EDT), 7:30 a.m. central daylight time (CDT). Weatherford invites investors to listen to the call live via the Company's website, www.weatherford.com, in the Investor Relations section. A recording of the conference call and transcript of the call will be available in that section of the website shortly after the call ends.

# # #

Contacts:	Krishna Shivram	+1.713.836.4610
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President - Investor Relations

Forward-Looking Statements

This press release contains, and the conference call announced in this release may include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, the Company’s annual non-GAAP earnings per share, effective tax rate, free cash flow, net debt, capital expenditures and the size, timing and benefits of the reduction in workforce, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford's management, and are subject to significant risks, assumptions and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results due to the Company’s ability to implement workforce reductions in various geographies; possible changes in the size and components of the expected costs and charges associated with the workforce reduction and divestiture program; and risks associated with the Company’s ability to achieve the benefits of the planned workforce reduction. Forward-looking statements also are affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as amended, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and those set forth from time-to-time in the Company's other filings with the Securities and Exchange Commission (“SEC”). We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Condensed Consolidated Statements of Operations
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	6/30/2014	6/30/2013	6/30/2014	6/30/2013
Net Revenues:
North America	$1,659	$1,529	$3,269	$3,221
Middle East/North Africa/Asia	754	919	1,535	1,704
Europe/SSA/Russia	750	681	1,414	1,314
Latin America	548	739	1,089	1,466
Total Net Revenues	3,711	3,868	7,307	7,705

Operating Income (Expense):
North America	252	167	453	391
Middle East/North Africa/Asia	73	66	127	111
Europe/SSA/Russia	126	83	180	148
Latin America	68	90	161	188
Research and Development	(75)	(71)	(144)	(138)
Corporate Expenses	(45)	(49)	(92)	(97)
Long-Lived Assets Impairment	(143)	—	(143)	—
Goodwill Impairment	(125)	—	(125)	—
Restructuring Charges	(59)	—	(129)	—
U.S. Government Investigation Loss	—	(153)	—	(153)
Other Items	(47)	(78)	(133)	(116)
Total Operating Income	25	55	155	334

Other (Expense):
Interest Expense, Net	(128)	(128)	(254)	(259)
Devaluation of Venezuelan Bolivar	—	—	—	(100)
Other, Net	(19)	(18)	(28)	(31)

Net Income (Loss) Before Income Taxes	(122)	(91)	(127)	(56)

Provision for Income Taxes	(11)	(20)	(38)	(25)

Net Loss	(133)	(111)	(165)	(81)
Net Income Attributable to Noncontrolling Interests	(12)	(7)	(21)	(15)
Net Loss Attributable to Weatherford	$(145)	$(118)	$(186)	$(96)

Loss Per Share Attributable to Weatherford:
Basic	$(0.19)	$(0.15)	$(0.24)	$(0.12)
Diluted	$(0.19)	$(0.15)	$(0.24)	$(0.12)

Weighted Average Shares Outstanding:
Basic	777	770	776	770
Diluted	777	770	776	770

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford's management believes that certain non-GAAP financial measures and ratios (as defined under the SEC's Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended			Six Months Ended
	6/30/2014	3/31/2014	6/30/2013	6/30/2014	6/30/2013
Operating Income:
GAAP Operating Income	$25	$130	$55	$155	$334
Long-Lived Asset Impairment	143	—	—	143	—
Goodwill Impairment	125	—	—	125	—
Restructuring, Exited Businesses and Severance Cost (a)	86	84	36	170	44
Legacy Contracts (b)	2	46	21	48	24
U.S. Government Investigation Loss	—	—	153	—	153
Tax Remediation and Restatement Expenses	—	5	6	5	27
Investigation Related Expenses	—	—	12	—	17
Professional Fees and Other (c)	18	21	3	39	4
Total Non-GAAP Adjustments	374	156	231	530	269
Non-GAAP Operating Income	$399	$286	$286	$685	$603

Income (Loss) Before Income Taxes:
GAAP Income (Loss) Before Income Taxes	$(122)	$(5)	$(91)	$(127)	$(56)
Operating Income Adjustments	374	156	231	530	269
Devaluation of Venezuelan Bolivar	—	—	—	—	100
Non-GAAP Income Before Income Taxes	$252	$151	$140	$403	$313

Provision for Income Taxes:
GAAP Provision for Income Taxes	(11)	(27)	(20)	(38)	(25)
Tax Effect on Non-GAAP Adjustments	(43)	(16)	3	(59)	(40)
Non-GAAP Provision for Income Taxes	$(54)	$(43)	$(17)	$(97)	$(65)

Net Income (Loss) Attributable to Weatherford:
GAAP Net Loss	$(145)	$(41)	$(118)	$(186)	$(96)
Long-Lived Asset Impairment	121	—	—	121	—
Goodwill Impairment	125	—	—	125	—
Restructuring, Exited Businesses and Severance Cost	68	71	25	139	31
Legacy Contracts	3	47	31	50	39
U.S. Government Investigation Loss	—	—	153	—	153
Devaluation of Venezuelan Bolivar	—	—	—	—	61
Tax Remediation and Restatement Expenses	—	4	5	4	23
Investigation Related Expenses	—	—	8	—	11
Professional Fees and Other (c)	14	18	12	32	11
Total Charges, net of tax	331	140	234	471	329
Non-GAAP Net Income	$186	$99	$116	$285	$233

Diluted Earnings Per Share Attributable to Weatherford:
GAAP Diluted Loss per Share	$(0.19)	$(0.05)	$(0.15)	$(0.24)	$(0.12)
Total Charges, net of tax	0.43	0.18	0.30	0.60	0.42
Non-GAAP Diluted Earnings per Share	$0.24	$0.13	$0.15	$0.36	$0.30

GAAP Effective Tax Rate (d)	(10)%	(540)%	(22)%	(30)%	(45)%
Non-GAAP Effective Tax Rate (e)	22%	28%	12%	24%	21%

(a)
Restructuring, Exited Businesses and Severance Cost includes severance and restructuring costs of $59 million and $70 million for the three months ended June 30, 2014 and March 31, 2014, respectively, associated with our 2014 workforce and cost reduction initiatives, as well as $27 million and $14 million in operating losses related to businesses exited for the three months ended June 30, 2014 and March 31, 2014, respectively. These results are presented in comparison to the severance amounts recognized in the prior periods.

(b)
The revenues associated with the legacy lump sum contracts in Iraq were $43 million, $95 million and $215 million for the three months ended June 30, 2014, March 31, 2014 and June 30, 2013, and $138 million and $380 million for the six months ended June 30, 2014 and 2013, respectively.

(c)
Professional Fees and Other, during the three months ended June 30, 2014, includes the cost of our divestiture program, the restatement related litigation, and the cost incurred to date in association with our recently completed redomestication from Switzerland to Ireland.

(d)	GAAP Effective Tax Rate is GAAP provision for income taxes divided by GAAP income before income taxes.

(e)	Non-GAAP Effective Tax Rate is the Non-GAAP provision for income taxes divided by Non-GAAP income before income taxes are calculated in thousands.

Weatherford International plc
Selected Statements of Operations Information
(Unaudited)
(In Millions)

	Three Months Ended
	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013
Net Revenues:
North America	$1,659	$1,610	$1,572	$1,597	$1,529
Middle East/North Africa/Asia	754	781	821	819	919
Europe/SSA/Russia	750	664	688	691	681
Latin America	548	541	657	713	739
Total Net Revenues	$3,711	$3,596	$3,738	$3,820	$3,868

	Three Months Ended
	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013
Operating Income (Expense):
North America	$252	$201	$216	$215	$167
Middle East/North Africa/Asia	73	54	50	69	66
Europe/SSA/Russia	126	54	47	103	83
Latin America	68	93	62	115	90
Research and Development	(75)	(69)	(63)	(65)	(71)
Corporate Expenses	(45)	(47)	(58)	(45)	(49)
Long-Lived Asset Impairment	(143)	—	—	—	—
Goodwill Impairment	(125)	—	—	—	—
Restructuring Charges	(59)	(70)	—	—	—
U.S. Government Investigation Loss	—	—	—	—	(153)
Other Items	(47)	(86)	(304)	(153)	(78)
Total Operating Income (Expense)	$25	$130	$(50)	$239	$55

	Three Months Ended
	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013
Product Service Line Revenues:
Formation Evaluation and Well Construction (a)	2,202	2,164	2,307	2,330	2,361
Completion and Production (b)	1,509	1,432	1,431	1,490	1,507
Total Product Service Line Revenues	$3,711	$3,596	$3,738	$3,820	$3,868

	Three Months Ended
	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013
Depreciation and Amortization:
North America	$107	$107	$106	$108	$102
Middle East/North Africa/Asia	103	102	104	101	98
Europe/SSA/Russia	76	72	78	69	68
Latin America	64	64	69	71	68
Research and Development and Corporate	5	6	6	3	5
Total Depreciation and Amortization	$355	$351	$363	$352	$341

(a)
Formation Evaluation and Well Construction includes Controlled Pressure Drilling and Testing, Drilling Services, Tubular Running Services, Drilling Tools, Integrated Drilling, Wireline Services, Re-entry and Fishing, Cementing, Liner Systems, Integrated Laboratory Services and Surface Logging.

(b)	Completion and Production includes Artificial Lift Systems, Stimulation and Chemicals, Completion Systems and Pipeline and Specialty Services.

Weatherford International plc
Selected Balance Sheet Data
(Unaudited)
(In Millions)

	6/30/2014	3/31/2014	12/31/2013
Assets:
Cash and Cash Equivalents	$571	$367	$435
Accounts Receivable, Net	3,340	3,531	3,399
Inventories, Net	3,365	3,321	3,290
Property, Plant and Equipment, Net	7,588	7,486	7,592
Goodwill and Intangibles, Net	4,044	4,013	4,105
Equity Investments	262	297	296
Current Assets Held for Sale	1,034	1,261	1,311

Liabilities:
Accounts Payable	1,822	1,879	1,956
Short-term Borrowings and Current Portion of Long-term Debt	2,404	2,283	1,653
Long-term Debt	7,021	7,039	7,061
Current Liabilities Held for Sale	189	236	238

Weatherford International plc
Net Debt
(Unaudited)
(In Millions)

Change in Net Debt for the Three Months Ended 6/30/2014:
Net Debt at 3/31/2014			$(8,955)
Operating Income			25
Depreciation and Amortization			355
Capital Expenditures			(376)
Long-Lived Asset Impairment			143
Goodwill Impairment			125
Decrease in Working Capital			91
Income Taxes Paid			(102)
Interest Paid			(80)
Acquisitions and Divestitures of Assets and Businesses, Net			28
Proceeds from Sale of EDC Treasury Shares			22
Net Change in Billing in Excess/Costs in Excess			(78)
Other			(52)
Net Debt at 6/30/2014			$(8,854)

Change in Net Debt for the Six Months Ended 6/30/2014:
Net Debt at 12/31/2013			$(8,279)
Operating Income			155
Depreciation and Amortization			706
Capital Expenditures			(662)
Long-Lived Asset Impairment			143
Goodwill Impairment			125
Increase in Working Capital			(193)
Income Taxes Paid			(205)
Interest Paid			(259)
FCPA / Sanctioned Country Matters Payment			(253)
Acquisitions and Divestitures of Assets and Businesses, Net			40
Proceeds from Sale of EDC Treasury Shares			22
Net Change in Billing in Excess/Costs in Excess			(144)
Other			(50)
Net Debt at 6/30/2014			$(8,854)

Components of Net Debt	6/30/2014	3/31/2014	12/31/2013
Cash	$571	$367	$435
Short-term Borrowings and Current Portion of Long-term Debt	(2,404)	(2,283)	(1,653)
Long-term Debt	(7,021)	(7,039)	(7,061)
Net Debt	$(8,854)	$(8,955)	$(8,279)

"Net Debt" is defined as debt less cash. Management believes that Net Debt provides useful information regarding the level of Weatherford indebtedness by reflecting cash that could be used to repay debt.

Working capital is defined as accounts receivable plus inventory less accounts payable.

Net Debt above excludes $13 million, $10 million, and $4 million of short-term debt classified in current liabilities held for sale at December 2013, March 2014 and June 2014, respectively.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford's management believes that certain non-GAAP financial measures and ratios (as defined under the SEC's Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for cash flow information prepared and reported in accordance with GAAP, but should be viewed in addition to the Company's reported cash flow statements prepared in accordance with GAAP.

Weatherford International plc
Selected Cash Flow Data
(Unaudited)
(In Millions)

	Three Months Ended			Six Months Ended
	6/30/2014	3/31/2014	6/30/2013	6/30/2014	6/30/2013
Net Cash Provided by Operating Activities	$435	$(406)	$252	29	241

Less: Capital Expenditures for Property, Plant and Equipment	(376)	(286)	(446)	(662)	(846)

Free Cash Flow	$59	$(692)	$(194)	$(633)	$(605)

Free cash flow is defined as net cash provided by or used in operating activities less capital expenditures. Free cash flow is an important indicator of how much cash is generated or used by our normal business operations, including capital expenditures. Management uses free cash flow as a measure of progress on its capital efficiency and cash flow initiatives.